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Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Harvey Kamil NBTY, Inc. President and Chief Financial Officer 631-244-2020	Carl Hymans G.S. Schwartz & Co. 212-725-4500 carlh@schwartz.com

NBTY REPORTS THIRD QUARTER RESULTS

BOHEMIA, N.Y.—July 22, 2004—NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading manufacturer and marketer of nutritional supplements, today announced results for the fiscal third quarter ended June 30, 2004.

For the fiscal third quarter ended June 30, 2004, sales increased 30% to $400 million, compared to sales of $308 million for the fiscal third quarter ended June 30, 2003. Net income for the fiscal third quarter was $26 million, or $0.37 per diluted share, compared to net income of $29 million, or $0.43 per diluted share for the fiscal third quarter last year. Net income results for the fiscal third quarter of 2003 reflect a $4 million after-tax benefit to record available foreign tax credits (representing $0.06 per diluted share.)

The product lines purchased in the July 2003 Rexall acquisition recorded sales of $68 million for the fiscal third quarter of 2004. Without such product lines, sales would have increased 8% for this three-month period.

For the first nine months of fiscal 2004, sales increased 48% to $1.2 billion compared to $828 million for the first nine months of fiscal 2003. Net income for the first nine months of 2004 was $91 million, or $1.31 per diluted share, compared with net income of $66 million, or $0.96 per diluted share, for the first nine months of fiscal 2003. Net income results for the first nine months of fiscal 2003 reflect the aforementioned $4 million after-tax benefit to record available foreign tax credits (representing $0.06 per diluted share.)

The product lines purchased in the Rexall acquisition recorded sales of $224 million for the first nine months of fiscal 2004. Without such product lines, sales would have increased 21% for this nine-month period.

During the fiscal third quarter and first nine months of fiscal 2004, the Company repaid $18 million and $116 million, respectively, of principal outstanding under the term loans originally used to acquire Rexall. These payments reduced the principal outstanding under the Company's term loans to $156 million.

OPERATIONS FOR THE FISCAL THIRD QUARTER ENDED JUNE 30, 2004

The US Nutrition wholesale division, which operates Nature's Bounty and Rexall, increased its sales 83% to $172 million from $94 million for the comparable prior period of fiscal 2003.

NBTY has established a dominant presence in the wholesale nutritional supplement marketplace. The Company's utilization of consumer sales information from its Vitamin World retail stores and Puritan's Pride direct-response/e-commerce operations provides mass-market customers with timely and vital data to drive their sales. The Company continues to adjust shelf space allocation between the Nature's Bounty brand and Rexall brands to provide the best overall product mix. These efforts have strengthened US Nutrition's position in the mass market.

The Company is introducing reformulated, repackaged MET-Rx® brand products with improved flavors. In addition, the Company re-launched Spider-Man vitamins under the Sundown Kids™ brand. Spider-Man is a trademark of Marvel Characters, Inc.

Vitamin World fiscal third quarter sales were $53 million compared to $54 million a year ago, a decrease of 2%. For the fiscal third quarter, Vitamin World operations reported a pre-tax loss of $1 million. However, EBITDA (as defined in non-GAAP financial measures below) was $1 million.

During the fiscal third quarter Vitamin World opened 10 new stores, closed 3 stores and at the end of the quarter operated 552 stores nationwide. For the fiscal third quarter, same store sales decreased 4%, reflecting vulnerability in this specialty retail market. Same store sales increased 2% for the first nine months of fiscal 2004.

As NBTY introduces more new products directly to the mass market, the specialty retail market's ability to capitalize on market trends and new products is restricted. We expect this trend to continue in the near future.

NBTY's European retail sales for the fiscal third quarter increased 23% to $122 million from $99 million for the fiscal third quarter a year ago. Sales generated by GNC (UK) and DeTuinen were approximately $21 million for the fiscal third quarter. Both retail chains were profitable in the fiscal third quarter. The Company's European retail division opened 3 new stores, closed 3 stores and at the end of the quarter operated 599 stores in the UK, Ireland and the Netherlands.

Holland & Barrett continues to be a leader in the United Kingdom. Same store sales in the UK increased 14% for the fiscal third quarter, reflecting in part the positive effect of the strong British pound. Without the effect of foreign exchange, Holland & Barrett same store sales increased 3%.

Revenues from Puritan's Pride direct response/e-commerce operations for the fiscal third quarter decreased 14% to $53 million from $61 million for the comparable prior period. The decrease in sales for the fiscal third quarter reflects in part a change in the timing of promotional catalog mailings. However, Puritan's Pride revenues for the first nine months of fiscal 2004 increased 7% to $159 million, reflecting more effective target marketing to its customer base.

The on-line portion of Puritan's Pride sales increased 8% for the fiscal third quarter and 35% for the first nine months of fiscal 2004. NBTY remains the leader in the direct response and e-commerce sector and continues to increase the number of products available via its catalog and websites.

The Company settled a previously announced civil complaint arising out of the Company's sales of pseudoephedrine products (now discontinued) for a payment of $950,000, without an admission of any liability. This payment was reserved for in a prior period and did not affect current quarter results.

NBTY Chairman and CEO, Scott Rudolph, said: "We are pleased with NBTY's overall performance, although we are disappointed in the continued decline in Vitamin World sales. We are confident in our ability to quickly adapt to cyclical changes in industry segments which are likely to impact near-term results and remain optimistic for the long-term."

ABOUT NBTY

NBTY is a leading vertically integrated manufacturer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. The Company markets approximately 1,500 products under several brands, including Nature's Bounty®, Vitamin World®, Puritan's Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)® and DeTuinen®.

This release refers to non-GAAP financial measures, such as EBITDA. "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables. Management believes the presentation of EBITDA is relevant and useful because EBITDA is a measurement industry analysts utilize when evaluating NBTY's operating performance. Management also believes EBITDA enhances an investor's understanding of NBTY's results of operations because it measures NBTY's operating performance exclusive of interest and non-cash charges for depreciation and amortization. Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY's core operating performance from period to period and to allow better comparisons of NBTY's operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. All of these forward-looking statements, which can be identified by the use of terminology such as "subject to," "believe," "expects," "may," "will," "should," "can," or "anticipates," or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy which, although believed to be reasonable, are inherently uncertain. Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance; (xiv) exposure to and expense of defending and resolving, product liability claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY's products; (xviii) the inability of NBTY to renew leases on its retail locations; (xix) inability of NBTY's retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY's products; (xxi) sales and earnings volatility and/or trends; (xxii) the efficacy of NBTY's Internet and on-line sales and marketing; (xxiii) fluctuations in foreign currencies, including the British Pound; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly the Food Supplements Directive and the Traditional Herbal Medicinal Products Directive in Europe; (xxvii) the mix of NBTY's products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY's filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY's retail locations; and (xxxi) other factors beyond NBTY's control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

—Tables Follow-

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	For the three months ended June 30,
	2004	2003
Net sales	$399,913	$308,474
Costs and expenses:
Cost of sales	197,228	141,196
Catalog printing, postage and promotion	21,651	15,378
Selling, general and administrative	139,905	110,924

	358,784	267,498

Income from operations	41,129	40,976

Other income (expense):
Interest	(5,569)	(3,890)
Miscellaneous, net	1,096	2,023

	(4,473)	(1,867)

Income before income taxes	36,656	39,109
Provision for income taxes	10,754	9,641

Net income	$25,902	$29,468

Net income per share:
Basic	$0.39	$0.44

Diluted	$0.37	$0.43

Weighted average common shares outstanding:
Basic	66,803	66,263

Diluted	69,207	68,287

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	For the nine months ended June 30,
	2004	2003
Net sales	$1,224,559	$827,701
Costs and expenses:
Cost of sales	603,362	372,555
Discontinued product charge	—	6,000
Catalog printing, postage and promotion	61,109	46,015
Selling, general and administrative	408,569	303,470

	1,073,040	728,040

Income from operations	151,519	99,661

Other income (expense):
Interest	(19,132)	(11,709)
Miscellaneous, net	3,142	5,536

	(15,990)	(6,173)

Income before income taxes	135,529	93,488
Provision for income taxes	44,725	27,786

Net income	$90,804	$65,702

Net income per share:
Basic	$1.36	$0.99

Diluted	$1.31	$0.96

Weighted average common shares outstanding:
Basic	66,724	66,232

Diluted	69,107	68,233

SALES
(Thousands)
(Unaudited)

	THREE MONTHS ENDED JUNE 30,			NINE MONTHS ENDED JUNE 30,
	2004	2003	% Increase (% Decrease)	2004	2003	% Increase
Wholesale	$171,598	$93,939	83%	$540,217	$252,906	114%
US Retail/Vitamin World	53,452	54,423	-2%	162,963	158,242	3%
European Retail/Holland & Barrett/GNC	122,320	99,202	23%	362,787	268,903	35%
Direct Response/Puritan's Pride	52,543	60,910	-14%	158,592	147,650	7%

Total	$399,913	$308,474	30%	$1,224,559	$827,701	48%

GROSS PROFIT
PERCENTAGES
(Unaudited)

	THREE MONTHS ENDED JUNE 30,			NINE MONTHS ENDED JUNE 30,
	2004	2003	% Increase (% Decrease)	2004	2003	% Increase (% Decrease)
Wholesale	36%	41%	-5%	38%	41%	-3%
US Retail/Vitamin World	58%	59%	-1%	60%	59%	1%
European Retail/Holland & Barrett/GNC	63%	60%	3%	62%	61%	1%
Direct Response/Puritan's Pride	61%	62%	-1%	61%	62%	-1%

Total (without discontinued product charge)	51%	54%	-3%	51%	55%	-4%
Discontinued product charge	0%	0%	0%	0%	-1%	1%

Total	51%	54%	-3%	51%	54%	-3%

Reconciliation of GAAP Measures to Non-GAAP Measures

(Thousands)

(Unaudited)

	THREE MONTHS ENDED JUNE 30, 2004
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA
Wholesale	$26,920	$2,493	$—	$29,413
US Retail/Vitamin World	(1,147)	2,323		1,176
European Retail/Holland & Barrett/GNC	28,247	3,983		32,230
Direct Response/Puritan's Pride	16,294	1,294		17,588

Segment Results	70,314	10,093		80,407
Corporate	(33,658)	5,497	5,569	(22,592)

Total	$36,656	$15,590	$5,569	$57,815

	THREE MONTHS ENDED JUNE 30, 2003
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA
Wholesale	$21,630	$290	$—	$21,920
US Retail/Vitamin World	902	2,639		3,541
European Retail/Holland & Barrett/GNC	19,182	2,708		21,890
Direct Response/Puritan's Pride	19,771	1,413		21,184

Segment Results	61,485	7,050		68,535
Corporate	(22,376)	3,737	3,890	(14,749)

Total	$39,109	$10,787	$3,890	$53,786

Reconciliation of GAAP Measures to Non-GAAP Measures

(Thousands)

(Unaudited)

	NINE MONTHS ENDED JUNE 30, 2004
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA
Wholesale	$97,927	$7,935	$—	$105,862
US Retail/Vitamin World	243	8,509		8,752
European Retail/Holland & Barrett/GNC	84,229	9,881		94,110
Direct Response/Puritan's Pride	48,980	4,102		53,082

Segment Results	231,379	30,427		261,806
Corporate	(95,850)	16,421	19,132	(60,297)

Total	$135,529	$46,848	$19,132	$201,509

	NINE MONTHS ENDED JUNE 30, 2003
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA
Wholesale	$53,784	$741	$—	$54,525
US Retail/Vitamin World	340	8,576		8,916
European Retail/Holland & Barrett/GNC	64,542	7,247		71,789
Direct Response/Puritan's Pride	44,744	4,350		49,094

Segment Results	163,410	20,914		184,324
Corporate	(69,922)	11,625	11,709	(46,588)

Total	$93,488	$32,539	$11,709	$137,736

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS

(Dollars and shares in thousands)

	June 30, 2004	September 30, 2003
Current assets:
Cash and cash equivalents	$50,185	$49,349
Investments in bonds	—	4,158
Accounts receivable, less allowance for doubtful accounts of $7,560 at June 30, 2004 and $7,100 at September 30, 2003	87,367	80,829
Inventories	353,381	314,091
Deferred income taxes	37,021	37,021
Prepaid expenses and other current assets	51,715	44,736

Total current assets	579,669	530,184
Property, plant and equipment, net	283,612	298,344
Goodwill	217,287	213,362
Intangible assets, net	138,968	137,469
Other assets	15,816	16,423

Total assets	$1,235,352	$1,195,782

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS' EQUITY

(Dollars and shares in thousands)

	June 30, 2004	September 30, 2003
Current liabilities:
Current portion of long-term debt and capital lease obligations	$3,247	$12,841
Accounts payable	96,965	87,039
Accrued expenses and other current liabilities	149,768	116,029

Total current liabilities	249,980	215,909
Long-term debt	307,112	413,989
Deferred income taxes	53,609	40,213
Other liabilities	6,188	10,872

Total liabilities	616,889	680,983

Commitments and contingencies
Stockholders' equity:
Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 66,870 shares at June 30, 2004 and 66,620 shares at September 30, 2003	535	533
Capital in excess of par	134,023	130,208
Retained earnings	460,257	369,453

	594,815	500,194
Accumulated other comprehensive income	23,648	14,605

Total stockholders' equity	618,463	514,799

Total liabilities and stockholders' equity	$1,235,352	$1,195,782

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	2004	For the nine months ended June 30, 2003
Cash flows from operating activities:
Net income	$90,804	$65,702
Adjustments to reconcile net income to net cash provided by operating activities:
Loss/(gain) on disposal/sale of property, plant and equipment	496	(843)
Depreciation and amortization	46,848	32,539
Foreign currency transaction gain	(679)	(970)
Amortization of deferred financing costs	2,337	591
Amortization of bond discount	93	93
Allowance for doubtful accounts	460	43
Compensation expense for ESOP	4,176	1,283
Tax benefit from exercise of stock options	537	113
Deferred income taxes	—	(1,000)
Discontinued product charge	—	6,000
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(6,651)	(12,998)
Inventories	(35,536)	(13,323)
Prepaid expenses and other current assets	7,135	(17,201)
Other assets	1,377	(1,209)
Accounts payable	6,372	5,743
Accrued expenses and other liabilities	19,638	15,013

Net cash provided by operating activities	137,407	79,576

Cash flows from investing activities:
Purchase of property, plant and equipment	(32,087)	(24,852)
Proceeds from sale of property, plant, and equipment	1,092	1,454
Proceeds from sale of investment in bonds	4,158	—
Cash paid for acquisitions, net of cash acquired	—	(32,049)
Release of cash held in escrow	—	2,403

Net cash used in investing activities	(26,837)	(53,044)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(116,563)	(17,510)
Payments for debt issuance costs	(500)	—
Proceeds from stock options exercised	807	176

Net cash used in financing activities	(116,256)	(17,334)

Effect of exchange rate changes on cash and cash equivalents	6,522	3,032

Net increase in cash and cash equivalents	836	12,230
Cash and cash equivalents at beginning of period	49,349	26,229

Cash and cash equivalents at end of period	$50,185	$38,459

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$13,592	$8,656
Cash paid during the period for income taxes	$22,356	$21,035

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  Exhibit 99.1
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Reconciliation of GAAP Measures to Non-GAAP Measures
Reconciliation of GAAP Measures to Non-GAAP Measures
CONDENSED CONSOLIDATED BALANCE SHEETS
LIABILITIES AND STOCKHOLDERS' EQUITY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS